Exhibit 10.3

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and private.

Advisory Agreement

Party A: Advanced Biomed Inc.

Party B: LIN CHIEN HUANG

Date of Signing: November 1, 2022

Party A: Advanced Biomed Inc.

Party B (Appointee): LIN CHIEN HUANG Certificate number: [***]

In view of the work needs of Party A and the professional level of Party B in the industry, it is voluntary, equal and negotiable to the principle, establish a consulting service relationship, and sign this agreement.

Article 1: Term of Agreement

The duration of the agreement is 3 years, from November 1, 2022 to October 31, 2025 If you want to continue the employment, you must negotiate 3 months in advance and re-sign the employment agreement.

Article 2: Engagement

Party A engages Party B at Advanced Biomed Inc. as an Advisor, to provide services to Party A (see Article 3 for details), and Party B shall perform service duties according to Party A's requirements to achieve the goals of the work.

Article 3: Service

1. Party A hires Party B as Party A's expert Advisor, and Party B must provide corresponding consulting services according to Party A's needs, the main service content is: Provide consultation on the company's development plan and overall plan formulation.

2. The main service methods are as follows

Regularly participate in the meetings of the company's strategic development committee and provide professional guidance.

Article 4: Remuneration

1. Party A is responsible for Party B's participation in the work of the travel expenses and other related expenses.

2. Party A agrees to grant Party B shares within the range of 0.5% of the total number of issued shares in the first year of listing, and to pay one-third of the above shares at the end of each service year.

3. When this agreement is terminated for any reason, when Party A and Party B have not defaulted, the shares in the preceding paragraph shall be paid in proportion to Party B's term of office.

4. Party B may cede the rights of Party B to a third party as stipulated in this article, but Party A shall be notified first.

Article 5: Post discipline and technical confidentiality requirements

1. Party B confirms that Party A has informed Party B of the relevant rules and regulations that Party B should comply with, and Party B has fully understood Party A's rules and regulations and undertake to comply with Party A's rules and regulations.

2. Party B shall strictly abide by national and local laws and regulations.

3. If Party B violates the rules, regulations, laws and regulations stipulated in the preceding two items, Party A has the right to unilaterally terminate this agreement.

4. Party B is responsible for keeping Party A's confidential for any information, documents and data (whether written or electronic) that Party A comes into contact with in the course of work, as well as any deliverables formed for Party A's services. Without Party A's written consent, Party B shall not provide or disclose to any third party in any way. After the end of Party B's service, Party B shall return Party A in a timely manner, and the electronic documents shall be permanently deleted from its own computer and other storage devices. When Party B violates the above confidentiality provisions, Party B shall bear the corresponding legal responsibility.

Article 6: Modification, Termination and Termination of Employment Agreement

1. After the employment agreement is signed in accordance with the law, both parties to the agreement must fully perform the obligations stipulated in the agreement, neither party shall change the agreement without authorization, and if it is necessary to change the agreement, the two parties shall reach a consensus and change the agreement in writing according to the original signing procedure, and if the two parties do not reach an agreement, the original agreement shall continue to be valid.

2. The employment agreement shall be terminated by itself when the employment agreement expires or the conditions for termination of the agreement agreed by both parties appear.

3. If Party B has any of the following circumstances, Party A may terminate the employment agreement without bearing the liability for breach of contract.

(1) Seriously violating the relevant rules and regulations of Party A;

(2) Intentionally failing to complete the work, causing serious losses to Party A, serious dereliction of duty, malpractice, and causing major damage to Party A ；

(3) Disclose Party A's trade secrets (including technical information, business information, marketing network, customer list, etc.). Causes or may cause significant damage to Party A's interests

(4) Those who are investigated for criminal responsibility in accordance with law

Article 7: Liability for Breach of Contract

Once this agreement is signed, both parties shall strictly perform, and either party shall bear the liability for breach of contract if it violates the agreement.

Article 8: Other matters

1. In the event of a dispute between Parties A and B arising out of the implementation of this engagement agreement, they may file a lawsuit in the Taipei District Court of Taiwan.

2. This Agreement shall be made in duplicate, one copy for each Party A and Party B, and shall take effect after being sealed and signed by both Parties A and B.

Party A :	/s/ ADVANCED BIOMED INC.	Party B:	/s/ LIN CHIEN HUANG
	(Signature and Seal)		(Signature and Seal)
Representative: YI LU		Name:	LIN CHIEN HUANG

Date:	November 1, 2022	Date:	November 1, 2022